STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the six million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2017.

Dated this 4th day of November, 2016.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

		Minimum
	Total Assets	Bond
Trust	09/30/16	Required

Aquila Funds Trust, consisting of:
Aquila Three Peaks High Income Fund	$274,219,483
Aquila Three Peaks Opportunity Growth Fund	643,705,880
	$917,925,363	$1,000,000

Aquila Municipal Trust, consisting of:
Aquila Churchill Tax-Free Fund of Kentucky	$264,436,456
Aquila Narragansett Tax-Free Income Fund	264,369,600
Aquila Tax-Free Fund of Colorado	334,513,096
Aquila Tax-Free Fund For Utah	449,809,872
Aquila Tax-Free Trust of Arizona	324,534,621
	$1,637,663,645	$1,500,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

The Cascades Trust	694,814,189	900,000

Hawaiian Tax-Free Trust	791,810,259	1,000,000
	$4,042,215,418	$4,500,000